Exhibit 99.1

Walter Industries, Inc. Names Vic Patrick and George Richmond to Board of Directors

TAMPA, Fla., Dec. 20 /PRNewswire-FirstCall/ — Walter Industries, Inc. (NYSE: WLT) announced today that it has named Vice Chairman and General Counsel Vic Patrick and Jim Walter Resources, Inc. Chief Executive Officer George Richmond to its board of directors. These appointments are effective immediately and both will continue in their previous roles.

Patrick was named vice chairman of Walter Industries in August 2006. He has been the Company’s general counsel since joining Walter Industries in August 2002. Prior to joining Walter Industries, he was vice president, secretary and deputy general counsel for Honeywell International Inc. Prior to joining Honeywell, he was an associate in the Washington, D.C. and Brussels, Belgium offices of the Cleary, Gottlieb, Steen & Hamilton law firm. He holds a bachelor’s degree from Princeton University and a law degree from Harvard Law School.

Richmond has been chief executive officer of Jim Walter Resources since February 2006. Prior to that, he had been president and chief operating officer since June 1997. Since he joined the company in 1978, he has moved into his current position through a series of progressively responsible roles. He is the past chairman of the Alabama Coal Association and is on the board of directors of the National Mining Association, National Coal Council and Business Council of Alabama. He holds a bachelor’s degree in mechanical engineering from the University of Bradford, in the United Kingdom.

About Walter Industries

Walter Industries, Inc. is a diversified company with consolidated annual revenues of approximately $1.3 billion. The Company is a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. The Company employs approximately 3,000 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

SOURCE:
Walter Industries, Inc.

CONTACT:
Investor -
Mark H. Tubb
Vice President - Investor Relations
+1-813-871-4027
mtubb@walterind.com

Media -
Michael A. Monahan
Director - Corporate Communications
+1-813-871-4132
mmonahan@walterind.com